Exhibit 10.5
AMENDMENT NO. 1 TO
CHANGE IN CONTROL AGREEMENT

This AMENDMENT No. 1 TO CHANGE IN CONTROL AGREEMENT (this “Amendment”) is entered into as of <<2011 Date>>, by and between Celanese Corporation (the “Company”) and <<NAME>> (the “Executive”), and amends that certain Change In Control Agreement dated as of <<Original Date>> (the “Agreement”), by and between the Company and Executive.

WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement.

In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Termination of Employment Connected with a Change In Control. Section 5(e) of the Agreement is hereby amended to add a “best net” feature and therefore shall be amended to read as follows:

e.  Adjustment to Payments.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit or payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, but not limited to, any economic benefit received by the Executive by reason of the acceleration of rights under the various option and restricted stock unit plans of the Company) (“Covered Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Covered Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Covered Payments. The Company shall reduce or eliminate the Covered Payments, by first reducing or eliminating the portion of the Covered Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

(ii) All determinations required to be made under subsection (e)(i), including whether and when an adjustment to any Covered Payments is required and, if applicable, which Covered Payments are to be so adjusted, shall be made by a public accounting firm appointed by the Company or tax counsel selected by such accounting firm (the “Accountants”), which shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Accountants shall be borne solely by the Company. Any determination by the Accountants shall be binding upon the Company and Executive.

2. No Other Amendments. Except as expressly provided in this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE:                        Celanese Corporation:

___________________________                By: _________________________
<<NAME>>                        Name: ______________________
Executive ID: <<Personnel Number>>            Title: _______________________
Date: __________________                Date: _______________________

Schedule I

Gjon N. Nivica, Jr.
Mark W. Oberle
Jacquelyn H. Wolf